Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 15, 2019, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Orrstown Financial Services, Inc., appearing in its Annual Report on Form 10-K for the fiscal year ended December 31, 2018. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Crowe LLP

Crowe LLP

Washington, D.C.
October 25, 2019